Exhibit 10.11

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Exclusive License Agreement

This license agreement ("Agreement") effective as of this 2nd day of May, 2017 ("Effective Date") is by and between the University of Iowa Research Foundation, a nonprofit corporation organized and existing under the laws of the State of Iowa and having an address at 112 N. Capitol Street, 6, Gilmore Hall, Iowa City, Iowa 52242 ("UIRF"), and Cardio Diagnostics, LLC, an Iowa limited liability corporation with principal offices at 2500 Crosspark Road, Suite W245, Coralville, IA 52240 ("Licensee").

WHEREAS, as the agent of the University of Iowa ("UI"), for managing its intellectual property, UIRF has the exclusive right to license patent rights and know-how relating to technologies entitled, "Methylation and GxMethylation Effects in Predicting Cardiovascular Disease" and "Methylation and GxMethylation Effects in Predicting Stroke, Congestive Heart Failure and Diabetes" ("Invention"), as identified in Exhibit A, and desires to have said Invention utilized in the public interest, and;

WHEREAS, Licensee desires to commercialize the Invention and is willing to commit to developing and bringing to market products exploiting the rights in the Invention.

NOW, THEREFORE, UIRF is willing to grant a license under its rights in the Invention in accordance with the terms of this Agreement. In consideration of the following covenants and conditions, the parties agree as follows:

1.	Definitions

1.1	"Affiliate(s)" means any entity that directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with the Licensee. For the purposes of this definition, "ownership" or "control" mean: (a) possession, or the right to possession, of at least fifty percent (50%) of the voting stock of a corporation or of the ownership units if pertaining to a legal entity other than a corporation; (b) the power to direct the management and policies of the entity; (c) the power to appoint or remove a majority of the board of directors or of the equivalent partners, members or managers if pertaining to a legal entity other than a corporation; or (d) the right to receive fifty percent (50%) or more of the profits or earnings. An entity is entitled to the benefits of an Affiliate under this Agreement only for the period of time the entity qualifies as an Affiliate under this definition, however all obligations under this Agreement of an entity while an Affiliate shall survive until their purposes are fulfilled even if the entity no longer qualifies as an Affiliate.

1.2	"Aggregate Consideration" means: (a) in the case of an Asset Sale, the sum of: (i) all cash, and the fair market value of all securities or other property transferred to Licensee, its Affiliates or any holder of securities or ownership units of Licensee at the time of the transaction, less all current and long-term liabilities (but not contingent liabilities) of Licensee that are not discharged or assumed by the buyer (or its affiliates) in connection with the Asset Sale; and (ii) all cash, and the fair market value of all securities and other property for Trailing Consideration payable to Licensee, its Affiliates or any holder of securities or ownership units of Licensee when and if, actually paid; or (b) in the case of a Merger or Security Sale, the sum of: (i) all cash, and the fair market value of all securities and other property transferred to the holders of the securities or ownership units of Licensee (and any option holders or warrant holders) in return for their equity (or options or warrants) or ownership in Licensee at the time of the transaction; and (ii) all cash, and the fair market value of all securities and other property transferred to the holders of the securities or ownership units of Licensee (and any option holders or warrant holders) for Trailing Consideration payable to the holders of Licensee's securities or ownership units, when and if actually paid.

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1.3	"Confidential Information" means any information or materials disclosed by one party, the disclosing party, to the other, the receiving party, and marked as confidential (or with other similar designation) at the time of disclosure or, if first disclosed orally or observed visually, identified as confidential at such time and confirmed in writing within thirty (30) days. Notwithstanding the above, the failure to so mark or confirm such information as confidential shall not cause the information to be considered non-confidential if the receiving party knew or reasonably should have known that it was the type of information which is or should be considered confidential. Confidential Information includes the specific financial terms of this Agreement, but not the Agreement itself. Confidential Information does not include any information or material that is: (a) already lawfully known to the receiving party at the time of disclosure (other than from the disclosing party) as evidenced by receiving party's written records; (b) in the public domain other than through acts or omissions of the receiving party, or anyone that obtained the information or materials from the receiving party; (c) disclosed to the receiving party by a third party who was not and is not under any obligation of confidentiality; or (d) independently developed by employees of the receiving party without knowledge of or access to the Confidential Information as evidenced by the receiving party's written records.

1.4	"Field" means research tools and clinical diagnostics for cardiovascular disease, stroke, congestive heart failure, and diabetes in humans.

1.5	"Initial Public Offering" means the effectiveness of a registration statement for the first sale of Licensee's common stock in a firm commitment underwritten public offering registered under the Securities Act of 1933, as amended.

1.6	"Licensed Product(s) and/ or Licensed Process(es)" means any product or process: (a) that is covered by the Patent Rights, infringes the Patent Rights, or would infringe the Patent Rights but for a valid statutory exception in the U.S. or other countries; (b} the development, manufacture, use, sale or importation of which is, incorporates, uses, or is derived from, any Technical Information; or (c) meeting the qualifications of both (a) and (b).

1.7	"Liquidation Event" means each: (a) merger, share exchange, or other reorganization involving another previously-existing legal entity other than an Affiliate ("Merger"); (b) sale by one or more holders of the securities or ownership units of Licensee equaling a majority of the voting power of Licensee ("Security Sale"); or (c) sale of all or substantially all of the assets of Licensee or all or substantially all of that portion of its assets related to the subject matter of this Agreement ("Asset Sale"); in which for (a), (b), and (c) above, the holders of the securities or ownership units of Licensee prior to such transaction do not own a majority of the voting power of the acquiring, surviving or successor entity, as the case may be. Notwithstanding the foregoing, a Liquidation Event shall include neither (i) a bona fide financing transaction in which voting control of Licensee transfers to one or more persons or entities who acquire the securities or owernship units of Licensee from Licensee in exchange for either cash payment to Licensee or the cancellation of indebtedness owed by Licensee, or a combination thereof, nor (ii) the reorganization of Licensee from one legal entity such as a limited liability company to a corporation not involving another previously existing legal entity other than an Affiliate.

1.8	"Market Exclusivity" means an exclusive benefit by grant or an exclusion under or from any Regulatory Authority relating to the Licensed Product.

1.9	"Net Sales" means the gross invoiced amount for Licensed Products sold, leased, transferred, performed, or otherwise provided by Licensee and its Affiliate(s) or Sublicensee(s), less the following solely to the extent documented and attributable only to Licensed Products: (a) customary trade, quantity and cash discounts actually given; (b} returns, credits and allowances actually granted; (c) transportation and insurance, if charged separately and included in the gross invoiced amount; and (d) sales taxes or other governmental customs charges (excluding value-added and other consumption taxes) actually paid and included in the gross invoice amount. Net Sales on Licensed Product(s)

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and/or Licensed Process(es) transferred as part of a non-cash exchange or to Licensee's Affiliate(s) or Sublicensee(s) shall be calculated at the then-current customary sales price or fair market value invoiced to third parties, whichever is greater. If there is no such invoice to reference, then the parties shall agree on the fair market value. Net Sales accrue with the first to occur of delivery or invoice.

1.10	"Patent Rights" means Valid Claims of the patents and/or patent applications listed on Exhibit A, Patent Rights, incorporated herein by reference, all U.S., PCT and foreign patent applications claiming priority thereto, including divisionals, continuations, and continuations-in-part (but only to the extent of subject matter claimed in such continuations in-part that is fully disclosed and enabled by the disclosures in Exhibit A to satisfy 35 U.S.C.

§112, as determined by a court or administrative agency of competent jurisdiction), all patents issuing tt)erefrom, reissues, reexaminations and any extensions of or supplementary protection certificates allowed on any of the foregoing, in each case only to the extent claiming the Invention.

1.11	"Pre-Money Valuation" means the amount equal to the product of: (a) the price per share of common stock sold in an Initial Public Offering; and (b) the total number of outstanding shares of common stock of Licensee immediately prior to the closing of the Initial Public Offering, determined on a fully-diluted, as converted into common stock basis, giving effect to any stock split, stock dividend, stock combination, recapitalization or similar action impacting Licensee's capitalization that occurs, or is deemed to occur, upon consummation of the Initial Public Offering.

1.12	"Regulatory Authority" means the US Food and Drug Administration, European Medicines Agency or other similar regulatory body, agency, or entity and tl)eir respective successors worldwide, that grant approvals, licenses, registrations, authorizations on behalf of any national, multi-national, regional, state, or local agency, department, administration, bureau, fund, commission, council or other governmental entity necessary in order to test, make, market, distribute, use, and/or sell the Licensed Product(s) and/or Licensed Process(es)s in its respective jurisdiction.

1.13	"Research Grants" means all funding awarded to Licensee under state of Iowa or federal government, foundation or private sponsored research grants or other funding, contracts, and/or cooperative agreements, including extensions thereof, that are related to the Patent Rights. Specifically, Research Grants includes SBIR and STTR awards.

1.14	"Sublicensee(s)" means any person or entity, including Affiliates, (a) to whom Licensee or its Affiliates grants or otherwise conveys any of the rights licensed hereunder, and/or (b) against whom Licensee or its Affiliates agrees not to assert any of the rights licensed hereunder, and/or (c) who has obtained an agreement from Licensee that neither Licensee nor its Affiliates shall practice any of the rights licensed hereunder.

1.15	"Technical Information" means information including, but not limited to, research and development information, materials, Confidential Information, technical data, unpatented inventions, know-how and supportive information owned and controlled by UIRF and not in the public domain as of the Effective Date describing the Invention, its manufacture and/or use, and selected by UIRF to provide to Licensee for use in or with the development, manufacture or use of a Licensed Product(s) and/or Licensed Process(es). In the case of Technical Information provided by UIRF as: (i) materials, all progeny and derivatives of the materials made by Licensee and/or Sublicensee(s) are included within Technical Information; and (ii) software or other copyrightable work, all derivatives of such software and other copyrightable work made by Licensee and/or Sublicensee(s) are included within Technical Information.

1.16	"Term" means, unless earlier terminated in accordance with Section 10 below, the period of time from the Effective Date until the date of the last to expire of the Patent Rights, unless the proprietary, non-patented Technical Information related to the use or practice of the Invention is still being used by Licensee, in which case until the date of termination of such use as established by the notice provided to UIRF pursuant to Section 2.1.3 below.

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1.17	"Territory" means the geographic area identified as the entire world.

1.18	"Trailing Consideration" means any deferred or contingent consideration payable to Licensee or holders of the securities or ownership units of Licensee including, without limitation, any post-closing milestone payment, escrow or holdback of consideration.

1.19	"Valid Claim" means any claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) of any pending patent application that has not been finally rejected or expired without the possibility of appeal or refiling or that has not been abandoned.

2.	Grant of Rights

2.1 License. Subject to the terms of this Agreement and Licensee's compliance therewith, UIRF grants Licensee: (a) an exclusive, non-transferable license, limited to the Territory and the Field, with the right to sublicense through multiple tiers, under the Patent Rights to make, have made, use, sell, offer for sale and import Licensed Product(s) and/or Licensed Process(es)s; and (b) a non-exclusive, non transferable license, limited to the Territory and the Field with the right to sublicense through multiple tiers, to use the Technical Information to develop, manufacture and sell Licensed Product(s) and/or Licensed Process(es)s. This Agreement confers no title, interest, license or rights, including by implication, estoppel, or otherwise in or to tangible or intangible property or under any patent applications or patents of UIRF other than the licensed Patent Rights regardless of whether any such patents are dominant or subordinate to the licensed Patent Rights.

2.1.1 UIRF has made the Technical Information described in Exhibit E reasonably available on an "AS IS", "WHERE IS" basis, and will transfer materials, if any, that are included within the Technical Information on the same basis within ninety (90) days of the Effective Date. UIRF has no other obligation with respect to the Technical Information. Nothing herein shall be construed as a sale of the Technical Information.

2.1.2 Licensee agrees that it is not authorized and will not practice or have practiced any patents of UIRF other than the Patent Rights and Technical Information, and only Licensee (and its Sublicensees) will practice and have practiced the Patent Rights and Technical Information in compliance with the terms of this Agreement. Further and notwithstanding anything to the contrary, Licensee agrees that UIRF has not granted any right to sell or offer for sale any subject matter other than those specific Licensed Product(s) and/or Licensed Process(es)s for which Licensee has obtained and maintains its license hereunder. Licensee acknowledges that it has thoroughly investigated the materials related to the Patent Rights and is satisfied that such information is accurate and complete. Patent exhaustion shall not apply for any unauthorized sale and Licensee shall provide notice to all entities, including Sublicensee(s) and customers of such restrictions, including as to the Field, to prevent exhaustion of the Patent Rights and any implied license.

2.1.3	Licensee shall promptly notify UIRF in writing in the event it and/or Sublicensee(s):

(i) cease to use the Patent Rights and/or Technical Information; and/or (ii) create any derivative work, improvement, adaptation, change, modification, or redesign of Patent Rights and/or Technical Information.

2.2 Reservation of Rights. UIRF reserves for itself and for the UI: (a) the right to practice and have practiced the Patent Rights and Technical Information, including to use, have used, make, have made, transfer and have transferred the Patent Rights and the Technical Information for all nonprofit uses, including for non-profit research and development and/or educational purposes including clinical trials and to publish thereon, provided, however, that UIRF shall notify Licensee of UIRF's intent to disclose publicly (such·as in, but not limited to, an educational setting) any such Patent Rights and/or Technical Information at least 60 (sixty) days in advance, so as to provide Licensee with the opportunity to review and comment on such intended disclosure and to file one or more additional patent applications covering the intended disclosure; and (b) all other right, title, and interest not expressly granted in Section 2.1, License.

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2.3 Government Funding. Licensee understands that the Patent Rights and Technical Information may have been or may be in the future conceived or first actually reduced to practice with funding from the U.S. or state government(s). All rights granted hereunder are limited by and subject to the rights and requirements of the government which may attach as a result of such funding, including as set forth in 35 U.S.C. §§200 et al., 37 C.F.R. §401 et al. (the "Bayh-Dole Act"). Licensee agrees to comply and enable UIRF and the UI to comply with the provisions of the Bayh-Dole Act, including promptly providing to UIRF and UI information requested to meet its compliance requirements, and substantially manufacturing Licensed Product(s) and/or Licensed Process(es)s, and products produced through the use of Licensed Product(s) and/or Licensed Process(es)s, in the United States.

2.4 Sublicenses. Licensee may sublicense some or all of the rights granted in Section 2.1 provided that such sublicenses are consistent with all terms of this Agreement, name UIRF as a third party beneficiary, and terminate upon termination of this Agreement, unless UIRF in its sole discretion elects to receive assignment of such sublicense(s) from Licensee or negotiates a direct license to such Sublicensee(s), with obligations no greater than those to Licensee hereunder. Any Affiliate of Licensee that desires to practice any of the rights licensed by UIRF hereunder shall enter into a sublicense agreement and is referred to in this Agreement as a Sublicensee(s). Licensee shall have the same responsibility for the activities of any Sublicensee(s) as if the activities were directly those of Licensee. Sublicenses granted hereunder shall not be transferable, including by further sublicensing, without the prior written approval of UIRF. Licensee shall include written notice in each sublicense of all restrictions, including those set forth in this Section. Within fourteen (14) days of full signature, Licensee shall promptly notify and provide a copy to UIRF of each agreement with a Sublicensee(s) and each amendment thereof.

2.5 Funded Future IP. In the event that future intellectual property, reasonably related to Patent Rights, is developed solely in Licensee's founders' academic facilities at UI and is fully funded by Licensee ("Funded Future IP"), UIRF agrees to amend Exhibit A of this Agreement to include the Funded Future IP in the definition of Patent Rights.

2.6 Third-Party Future IP. In the event that future intellectual property, reasonably related to Patent Rights, is developed solely in Licensee's founders' academic facilities at UI and is not fully funded by Licensee ("Third-Party Future IP"), UIRF agrees to amend Exhibit A of this Agreement to include the Third-Party Future IP in the definition of Patent Rights subject to the following conditions:

(a)	The Third-Party Future IP must be disclosed to UIRF within five (5) years of the Effective Date of this Agreement.
(b)	Any third party that provided funding aside from the Licensee must have no rights to the Third-Party Future IP as a result of the funding
(c)	All inventors of the Third-Party Future IP must agree to licensing of Third-Party Future IP to Licensee.
(d)	Licensee pays UIRF a flat upfront fee of thirty thousand dollars ($30,000) due upon signing the amendment to Exhibit A to include Third-Party Future IP.

3.	Financial Terms.

3.1 Contractual Obligation in Lieu of License Fee. After the Effective Date, Licensee will pay UIRF a fee equal to one percent (1%) of either the: (i) Aggregate Consideration (and Trailing Consideration, if any) for a Liquidation Event; or (ii) Pre-Money Valuation for an Initial Public Offering. Such fee shall be paid after only the first to occur of either a Liquidation Event or Initial Public Offering. The respective fee, when and if payable, shall be paid within thirty (30) days following the closing of the Liquidation Event; except with respect to any fee based on Trailing Consideration which shall be payable within thirty (30) days after the actual receipt of such Trailing Consideration by Licensee or its security or ownership unit holders.

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(a) For a Liquidation Event, the fee shall be payable in the form in which the Aggregate Consideration and any Trailing Consideration are paid to either Licensee or holders of the securities or ownership units of Licensee, whether in cash, equity or other property, and in the same proportion such form of such consideration is payable to Licensee or holders of the securities or ownership units of Licensee. Notwithstanding the foregoing, in the event the form of such consideration includes equity or other securities for which there is not an active public market, in lieu of paying that portion of the fee with such securities, the Licensee will make a cash payment to UIRF equal to the fair market value of such securities. The valuation of such securities shall be determined in accordance with the definition of Aggregate Consideration.

(b)	For an Initial Public Offering, the fee shall be payable in the form of cash.

(c) The valuation of any securities or other property shall be determined by reference to the operative transaction agreement for a respective Merger, Security Sale or Asset Sale, provided that, if no such valuation is readily determinable from such operative transaction agreement, then for securities for which there is an active public market:

(i) if traded on a securities exchange or the NASDAQ Stock Market, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty-day period ending three days prior to the closing of such transaction; or

(ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the thirty-day period ending three days prior to the closing of such transaction.

(d) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability shall take into account an appropriate discount from the market value as determined pursuant to clause (i) or (ii) in Section 3.1(c) above so as to reflect the approximate fair market value thereof. Such discount shall be : (i) determined in good faith by the Board of Directors of Licensee; (ii) approved by UIRF, such approval not to be unreasonably withheld; or (iii) determined by a third party appraiser acceptable to UIRF and appointed and paid for by Licensee.

(e) For securities for which there is no active public market, the value shall be the fair market value thereof as: (i) determined in good faith by the Board of Directors of Licensee; (ii) approved by UIRF, such approval not to be unreasonably withheld; or (iii) determined by a third party appraiser acceptable to UIRF and appointed and paid for by Licensee.

3.2 Sublicensee(s) Payments. Licensee shall pay directly to UIRF fifteen percent (15%) of all remuneration that is not a royalty, due to Licensee from any Sublicensee(s) for rights under the Patent Rights and/or Technical Information, including all upfront license fees, milestone payments, maintenance fees or other sums and the fair market value of any non-cash payments such as equity, release from debt, and goods or services. Royalties paid by Licensee hereunder based on Net Sales by Sublicensee(s) shall comply with the regular royalty rate on Net Sales as described in Section 3.3. Licensee agrees not to receive from Sublicensee(s) anything in lieu of cash payments without prior written approval from UIRF, such approval not to be unreasonably withheld. Licensee shall promptly notify UIRF of Sublicensee(s) remuneration due and remit the payment within thirty (30) days of the date Sublicensee(s) payment is due.

3.3 Earned Royalty. In consideration for the rights granted to Licensee under this Agreement, and regardless of whether such rights are actively exercised by Licensee, Licensee shall pay directly to UIRF royalties as set forth in Exhibit C of two percent (2%) of annual Net Sales of Licensed Product(s) and/or Licensed Process(es)s as defined in Section 1.6. Royalties shall be remitted in accordance with Sections 3.6, Payments and 5.1, Financial Reports.

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3.6 Payments. All payments shall be paid in U.S. dollars to UIRF at the address designated under Section 5.5, Notices. Any withholding taxes which Licensee is required by law to withhold on remittance of the royalty payments shall be deducted from the royalty paid and Licensee shall furnish UIRF with original copies of all official receipts for such taxes. If any royalties are based on Net Sales converted from foreign currency, payment shall be made by using the exchange rate published in the Wall Street Journal on the last business day of the reporting period to which the royalty payments relate, and all transfer fees in connection with payment shall be borne by Licensee. Late payment shall bear interest equivalent to the lesser of (a) the prime rate as published in the Wall Street Journal on the last day of the period to which the payment relates plus 2%; or (b) the maximum percentage permitted under Iowa usury law. Acceptance of late payments, other than payments in full of all amounts owing and interest as calculated herein, shall not negate or waive UIRF's right to seek any other remedy, legal or equitable, to which it may be entitled. Waiver of, delay to, or failure to enforce any particular payment requirement by UIRF does not extend by implication to any other, past or future, requirements set forth in this Agreement.

4.	Diligence

4.1 Development Plan. Licensee shall use commercially reasonable efforts to bring Licensed Product(s) and/or Licensed Process(es)s to market in the Field in the Territory. Licensee has provided UIRF with a development plan which describes how Licensee intends to bring Licensed Product(s} and/or Licensed Process(es)s to market, attached to this Agreement as Exhibit 8, Development Plan, incorporated herein by reference.

4.2 Development Milestones. In partial satisfaction of its obligations to bring Licensed Product(s) and/or Licensed Process(es)s to market, Licensee shall achieve commercial development performance milestones as set forth in Exhibit 8 consisting of:

a.	Alpha development of assay prototype of cardiac test - January 1, 2019
b.	Secure two hundred fifty thousand dollars ($250,000) in dilutive or nondilutive funding or revenue - January 1, 2019
c.	Commercial availability of cardiac test through a CLIA facility - January 1, 2020
d.	Attain one hundred thousand dollars ($100,000) in sales of commercial cardiac test - January 1, 2022

Licensee shall promptly notify UIRF upon the achievement of each of the development milestones, identify whether the Licensee or a Sublicensee(s} is responsible for the achievement of such milestone, and the actual date of such achievement.

4.3 Diligence Reports. Licensee shall provide UIRF with annual reports within thirty (30) days of each anniversary of the Effective Date as set forth in Exhibit D describing in detail: (a) as of that reporting period, all development and marketing activities for each Licensed Product(s) and/or Licensed Process(es) and the names and addresses of all Sublicensee(s), including which of the Sublicensee(s) are Affiliates and subcontractors; (b) all Net Sales made for each Licensed Product(s) and/or Licensed Process(es); and (c) an updated development plan for the next annual period. UIRF shall have the right to audit Licensee's and Sublicensees' records relating to development of Licensed Product(s} and/or Licensed Process(es)s to confirm compliance with the terms of this Agreement.

4.4 Requirements. Licensee's failure to: (a) substantially perform in accordance with the most recent Development Plan provided under Section 4.3(c); (b} meet each development milestone; or (c) comply with the Bayh-Dole Act shall, in each case, constitute a material breach of this Agreement.

5.	Reports, Records, and Notices

5.1 Financial Reports. Commencing after the first Net Sale has been made, Licensee shall submit to UIRF annual reports, due within thirty (30) days following each anniversary of the Effective Date, setting forth a full accounting showing all amounts due to UIRF, the calculation of such amounts on a Licensed Product(s) and/or Licensed Process(es)-by-Licensed Product(s) and/or Licensed Process(es) basis (stating the commercial name of each Licensed Product(s) and/or Licensed Process(es}), including an accounting of total Net Sales with a reporting of any applicable foreign exchange rates, deductions, allowances, and charges, and any payments from Sublicensee(s). If no sales have occurred and no other payments are due, Licensee shall submit a report so stating. Concurrent with the making of the report, Licensee shall remit the full payment due. To assist UIRF in projecting future income, Licensee shall provide UIRF annually by January 31 of each year with a three (3) year projection of Net Sales and other amounts Licensee anticipates becoming due and payable to UIRF hereunder during each of the three projected years. The foregoing three-year projections shall not be binding on Licensee, and a failure to achieve projected Net Sales and amounts shall not constitute a breach of this Agreement.

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5.2 Records. Licensee shall keep and maintain, and shall require all Sublicensees to keep and maintain, complete, accurate, and continuous records regarding (a) any payments due hereunder; and

(b) the development of Licensed Product(s) and/or Licensed Process(es)s as required herein for a period of five (5) years following the end of the calendar year to which they pertain.

5.3	Audit.

a.	UIRF or its representative may, upon reasonable notice during normal business hours, and no more than once per year, audit and copy the records kept by Licensee and Sublicensee(s) related to Net Sales of Licensed Product(s) and Licensed Process(es) and Licensee's royalty payment obligations. UIRF shall not have the right to audit or review Licensee's payroll or compensation records. Licensee and Sublicensee(s) shall take all reasonable steps necessary so that UIRF may, within thirty (30) days of its written request, review and copy all records at a single U.S. location. Any amount found to have been owed but not paid prior to notice to Licensee of the audit shall be paid promptly to UIRF with interest as provided under Section 3.6, Payments. UIRF shall be responsible for the costs and expenses of any such audit, provided that if the audit shows that royalties were underpaid prior to notice to Licensee of the audit by 10% or more in any reporting period, Licensee shall reimburse UIRF for the costs and expense of the audit.

b.	Licensee shall keep accurate records in sufficient detail to enable UIRF to determine which of the Licensee's products are subject to royalties. During the term of this Agreement and for a period of five (5) years thereafter, Licensee shall permit UIRF or its representative to inspect, audit and copy its technical records regarding the Licensee's products, upon reasonable notice, and during normal business hours, no more than once per calendar year. Such examination shall be made at UIRF's expense, except that if such examination discloses a product or products for which royalties were to have been paid by Licensee to UIRF, and for which no royalties have been so paid, then Licensee shall reimburse UIRF for the cost and expense of such examination or audit (regardless of the 10% discrepancy described in Section 5.3(a)), and shall pay UIRF the royalties in arrears and interest on the additional payment of royalties at the rate identified in Section 3.6.

5.4 Status. On each anniversary of the Effective Date, Licensee shall report to UIRF in writing whether or not Licensee and its Sublicensee(s): (a) is based on its size status eligible for reduced patent fees based on the eligibility requirement in 13 C.F.R. §121.802; and (b) is a "small business firm" under the Bayh-Dole Act regulations, 37 C.F.R. §§401.2(g) and 401.14(a)(5). '

5.5 Notices. All required communications under this Agreement shall be in writing, sent to the party at its physical address, e-mail address, or facsimile number below, or as otherwise designated by the party in accordance with this provision, and duly given or made: (a) on the date delivered in person; (b) on the date transmitted by facsimile, e-mail, or other electronic means of transmission if confirmation is received; (c) three (3) days after deposit in the mail if sent by certified U.S, mail postage prepaid, return receipt requested; and (d) one (1) day after deposit with a nationally recognized overnight carrier service with charges prepaid.

lf to UIRF:	University of Iowa Research Foundation 112 N. Capitol Street, 6 Gilmore Hall Iowa City, Iowa 52242 Telephone:(319) 335-4546 Fax: (319) 335-4486 E-mail: uirf@uiowa.edu

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lf to Licensee:	Cardio Diagnostics, LLC 2500 Crosspark Road, Suite W245 Coralville, IA 52240

6.	Confidentiality

6.1 Treatment of Confidential Information. Unless expressly provided herein, neither party shall during the Term and for five (5) years thereafter, disclose, use or otherwise make available the other's Confidential Information. Each party agrees to treat all Confidential Information of the other party with the same degree of care it employs to protect its own confidential information, but in no case less than reasonable care.

6.2	Right to Disclose.

(a) To the extent it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, Licensee may disclose Confidential Information of UIRF to its Affiliates, and to its Sublicensees (other than Affiliates), consultants, and subcontractors who agree in writing: (i) to maintain Confidential Information for at least as long as and to the same extent as Licensee is required; and (ii) it is permitted to use the Confidential Information only to the extent Licensee is entitled to use the Confidential Information. Licensee agrees not to directly or indirectly disclose, use, or transfer any Confidential Information to UIRF's detriment or to the detriment of any rights, including Patent Rights, held by UIRF or UI.

(b) If law, regulation, subpoena or court order, requires disclosure of any Confidential Information, the party compelled to disclose shall: (i) promptly notify the other party so the other party may seek injunctive relief, a protective order or other available remedy; and (ii) only provide that portion of the Confidential Information that is or becomes legally required.

6.3 Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that may result to a party upon unauthorized disclosure, use or transfer of its Confidential Information to any third party, the parties hereto agree that monetary damages may not be a sufficient remedy for any breach or threatened breach of this Section 6. In addition to all other remedies, a party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 6 in any court of competent jurisdiction.

7.	Intellectual Property Management

7.1 Responsibility. Upon execution of this Agreement, Licensee shall take responsibility for the filing, prosecution, maintenance, and defense of the Patent Rights and Technical Information in the name of and on behalf of UIRF. Licensee shall select qualified patent counsel reasonably acceptable to UIRF. UIRF confirms that the Fish & Richardson law firm is reasonably acceptable to UIRF. Licensee shall:

(a)  keep UIRF informed of all developments with respect to the Patent Rights; and (b) provide UIRF with thirty (30) days' advance notice prior to the abandonment of any patent filing, including abandonment of future application filings such as a decision not to file continuing applications in the event of patent allowance. In the event Licensee elects to abandon a patent application filing, UIRF shall thereafter control the patent prosecution and patent maintenance of such abandoned patent or abandoned patent application. Payment of all costs and expenses associated with the Patent Rights, including attorneys' fees and experts' fees, relating to the filing, prosecution, maintenance and defense of the Patent Rights shall be the sole responsibility of Licensee, and Licensee shall arrange to be directly invoiced by patent counsel and shall be solely liable for the payment of such invoices. Licensee shall ensure that patent counsel sends a courtesy copy of such invoices to UIRF's accounting department. Licensee shall reimburse UIRF within thirty (30) days of invoice for any documented costs and expenses incurred by UIRF associated with the Patent Rights that exceed a cumulative total of fifteen thousand dollars ($15,000), whether arising before or during the Term and inclusive of costs of transferring prosecution of Patent Rights to selected patent counsel.

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7.2 Patent Term Extension. The parties shall cooperate in selecting a patent within the Patent Rights to seek a term extension for or supplementary protection certificate under in accordance with the applicable laws in each country in the Territory. Each party agrees to sign any documents and to take any additional actions as the other party may reasonably request in connection therewith.

7.3 Marking. All Licensed Product(s) and/or Licensed Process(es)s shall be marked in such a manner as to conform with the patent laws and practice in each country of use, shipment, sale and import, and with the reservation of rights notices set forth in Sections 2.2 and 2.3 above. Upon request from UIRF, Licensee shall provide evidence of such proper marking.

7.4 Infringement. UIRF and Licensee agree to promptly inform the other party in writing of any suspected infringement of the Patent Rights or Technical Information along with any available evidence of such infringement lawfully in the possession of Licensee or its Sublicensee(s).

(a) An exclusive Licensee has the first right to enforce the Patent Rights in its name in the Field and Territory against infringers or otherwise act to eliminate infringement at its sole cost and expense, provided that the license is exclusive at the commencement of the action and remains exclusive throughout the action, and provided Licensee keeps UIRF fully informed with the right and opportunity to advise and comment. Prior to commencing any such action an exclusive Licensee will give careful consideration to the views of UIRF and to the potential effects on the public interest in making a decision whether or not to sue and, in the case of the Sublicensee(s) not a party to such action, Licensee agrees to report UIRF's views to the Sublicensee(s). UIRF will reasonably cooperate, at Licensee's expense, in any such actions. Licensee shall act in good faith to preserve UIRF's right, title and interest in and to the Patent Rights. Licensee shall pay to UIRF twenty-five percent (25%) of any recovery in such suit or settlement, net of all reasonable and documented out-of-pocket costs and expenses associated with such suit or settlement.

(b) Licensee is not permitted to settle or agree to a consent judgement in any action that would impose any material obligation on or make any admission of fault on behalf of UIRF, including compromising the Patent Rights, without UIRF's express written consent, which it may withhold. Nothing herein shall prevent UIRF from seeking to require that Licensee grant such third party infringer a sublicense permitting such infringer of the Patent Rights to practice under the Patent Rights if such practice is allowed under a settlement arrangement entered into by UIRF in good faith with a third party infringer. Notwithstanding the foregoing, Licensee shall have the right to review and approve a settlement arrangement prior to UIRF's final acceptance of its terms. Such approval shall not be unreasonably withheld by Licensee. Licensee's approval of a settlement arrangement shall be assumed if written notice of Licensee's rejection of a settlement arrangement is not received by UIRF from Licensee within five (5) business days of receipt of notice from UIRF to Licensee of its terms. UIRF shall enter into any such settlement arrangement in good faith.

7.5 Challenge by Licensee. In the event Licensee or any Sublicensee(s) intends to challenge the validity or enforceability of any of the Patent Rights in any manner including, but not limited to, instituting opposition, interference, inter partes review, or re-examination proceeding, Licensee shall (a) give UIRF ninety (90) days' prior written notice; and (b) continue to make all payments due under this Agreement directly to UIRF and have no right to pay into escrow or other account any such amounts. In the event that at least one claim of any of the Patent Rights subject to a challenge survives the challenge by not being found invalid or unenforceable, regardless of whether the claim is amended as part of the challenge, all royalty rates, minimum royalties and other payment rates set forth herein shall be trebled on the date of such finding for the remaining term of this Agreement and Licensee shall pay all costs and expenses incurred by UIRF (including actual attorneys' fees) in connection with defending the challenge. For purposes of clarity, no payment made to UIRF is refundable or may be offset, including any amounts paid under this Agreement prior to or during the period of the challenge, even if the challenge is successful or it is otherwise determined that the Patent Rights do not include Valid Claims.

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8.	Representations, Warranties and Disclaimers

8.1	Representations and Warranties.

(a)	Licensee warrants and represents that:

(i) it is and shall be at all times during the Term a valid legal entity existing under the law of its state of formation with the power to own all of its properties and assets and to carry on its business as it is currently being conducted;

(ii) the signature and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to sign this binding agreement;

(iii) it shall comply with any applicable international, national, or local laws and regulations in its performance under this Agreement;

(iv) it shall use commercially reasonable efforts to diligently pursue the development, manufacture, and sale of Licensed Product(s) and/or Licensed Process(es)s in the Field throughout the Term; and

(v) it now maintains and will continue to maintain throughout the Term and beyond insurance coverage as set forth in Section 9.3.

(b)	UIRF represents that:

(i) It shall be at all times during the Term a valid legal entity existing under the law of its state of formation;

(ii) the signature and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to sign this binding agreement;

(iii) to the best of its knowledge there are no third party intellectual property that would be infringed by the manufacture, use, sale, offer for sale and/or importation of the Licensed Product(s) and/ or Licensed Process(es).

8.2	Disclaimers.

(a)	UIRF MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. UIRF EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE; COURSE OF DEALING, USAGE OR TRADE PRACTICE; WITH RESPECT TO THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE TECHNICAL INFORMATION AND PATENT RIGHTS, AND WITH RESPECT TO THE LICENSED PRODUCT(S) AND/OR LICENSED PROCESS(ES)(S) OR LICENSED PROCESS(ES) CONTEMPLATED BY THIS AGREEEMENT; THAT ANY PATENT WILL ISSUE AND REMAIN; AND THE NONINFRINGEMENT OF THE MANUFACTURE, USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE LICENSED PRODUCT(S) AND/OR LICENSED PROCESS(ES)S, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. IN NO EVENT SHALL UIRF BE LIABLE FOR LOSS OF PROFITS, LOSS OF USE, OR ANY OTHER CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES. NOTHING SHALL LIMIT UIRF'S REMEDIES OR ABILITY TO RECOVER DAMAGES, INCLUDING INCREASED DAMAGES FOR WILLFUL INFRINGEMENT, IN THE EVENT UIRF ASSERTS ITS INTELLECTUAL PROPERTY RIGHTS.

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(b)	UIRF assumes no responsibility whatsoever with respect to design, development, manufacture, use, sale or other disposition by Licensee or Licensee's Affiliates of the Licensed Product(s) and/or Licensed Process(es)(s) or Licensed Process(es). The entire risk as to the design, development, manufacture, offering for sale, sale, or other disposition and performance of Licensed Product(s) and/or Licensed Process(es)(s) or Licensed Process(es) are assumed in their entirety by the Licensee.

8.3 Prohibition Against Inconsistent Representations. Neither party will make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever which are inconsistent with the terms of this Agreement.

9.	Indemnification and Insurance

9.1	Indemnification.

Licensee shall indemnify, defend and hold harmless UIRF, UI, the State of Iowa Board of Regents and their respective affiliates, officers, directors, employees, students, representatives, independent contractors, agents and consultants ("UIRF lndemnitees") from and against any and all demands, judgments, suits, actions, proceedings, claims, losses, damages, and/or liability of whatsoever kind or nature, as well as all costs and expenses, including, reasonable attorneys' fees, arbitration and court costs which arise or may arise at any time out of or in connection with Licensee's or Sublicensees': (a) practice of any right granted herein; (b) breach of any term of this Agreement; (c) the manufacture, sale, offer for sale, importation or use of Licensed Product(s) and/or Licensed Process(es)(s) or Licensed Process(es); and/or (d) the death of or injury to person(s) or any damage to property caused by the Licensed Product(s) and/or Licensed Process(es)(s) or Licensed Process(es) as predicated upon any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) or tort liability.

9.2 Procedure. UIRF shall notify Licensee of any claim or suit giving rise to Licensee's obligations under this Section 9 and permit Licensee to assume sole direction and control of the defense of the claim with counsel acceptable to UIRF, including the right to reasonably settle such action in its sole discretion, provided that such settlement does not impose any material obligation on or make any admission of fault by UIRF lndemnitees (including compromising the Patent Rights). Provided UIRF is reimbursed by Licensee within thirty (30) days' receipt of each invoice, UIRF lndemnitees will reasonably cooperate as requested, at the expense of Licensee, in the defense of the action. UIRF lndemnitees may participate in the defense or prosecution of any claim with counsel of its choice at its own expense.

9.3	Insurance.

(a)	Beginning at the time any Licensed Product(s) and/or Licensed Process(es)(s) or Licensed Process(es) are being commercially distributed, offered or sold (other than for the purpose of obtaining approvals from a Regulatory Authority) by Licensee or an Affiliate of Licensee, Licensee shall, at its sole cost and expense procure and maintain Commercial General Liability insurance in amounts not less than $1,000,000 per occurrence and $1,000,000 annual aggregate and naming the lndemnitees as additional insureds. During clinical trials of any such Licensed Product(s) and/or Licensed Process(es)(s) or Licensed Process(es) Licensee shall, at its sole cost and expense, procure and maintain Commercial General Liability insurance in such equal or lesser amounts as UIRF shall require, naming the lndemnitees as additional insureds. Such Commercial General Liability insurance shall provide coverage for bodily injury and property damage, including completed operations, personal injury, coverage for contractual employees, blanket contractual and products. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program proposed must first be submitted to UIRF for UIRF's consideration. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee's liability with respect to its indemnification obligation under this Agreement. Any and all insurance policies required herein shall contain a severability of interests' provision.

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(b)	Licensee shall provide UIRF with a certificate of liability insurance concurrently with signing this Agreement. Licensee shall provide UIRF with written notice at least thirty (30) days prior to cancelling, not renewing or materially changing such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within such thirty (30) day period, UIRF shall have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice or any additional waiting periods.

(c)	Licensee shall maintain such Commercial General Liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Product(s) and/or Licensed Process(es)(s) or Licensed Process(es), relating to, or developed pursuant to, this Agreement is being commercially distributed, offered or sold by Licensee or by a Sublicensee(s) or an Affiliate(s) of Licensee and (ii) for a reasonable period after the period referred to in (c)(i) above which in no event shall be less than fifteen (15) years.

10.	Expiration and Termination

10.1 Expiration. This Agreement shall expire at the end of the Term unless earlier terminated in accordance with the provisions set forth in this Agreement.

10.2	Termination by Either Party.

(a) Either party may terminate this Agreement if the other party commits a material breach of this Agreement and fails to fully remedy such breach within thirty (30) days after receiving written notice thereof.

(b) This Agreement shall immediately terminate if either party (the "affected party") enters liquidation, has a receiver or administrator appointed over any assets related to this Agreement, or ceases to carry on business, or files for bankruptcy .or if an involuntary bankruptcy petition is filed against the affected party, or any similar event occurs, even if under the law of any foreign jurisdiction. The affected party or its authorized representative shall promptly notify the other party of any such occurrence. Except as expressly described in Section 11.4 herein, this Agreement cannot be assumed, or assigned by Licensee, any trustee acting on behalf of the assets of Licensee, or otherwise. The parties acknowledge and agree that this is a license of rights to intellectual property," as defined in the United States Bankruptcy Code, and in the event of UIRF's bankruptcy, Licensee may elect to retain its rights in accordance with the provisions of 11 U.S.C. Section 365(n),

10.3	Termination by Licensee. Licensee may terminate this Agreement without cause upon ninety (90) days' prior written notice to UIRF. Within forty-five (45) days of termination, a final report that includes data and copies of filings made to a Regulatory Authority that are related to the Invention shall be submitted to UIRF.

10.4	Termination by UIRF.

(a)	UIRF may terminate this Agreement if the Licensee fails to make payments due hereunder unless Licensee fully remedies such breach plus all interest due as stipulated in Section 3.6 hereof within forty-five (45) days after receiving written notice thereof. If payments are not so made, UIRF may terminate this Agreement immediately by written notice.

(b)	In the event that Licensee is in breach of any obligations under this Agreement (other than as provided in 10.2(a) above which shall take precedence over any other breach), and if the breach has not been cured within ninety (90) days after the date UIRF provides written notice of such breach, UIRF may terminate this Agreement immediately by written notice.

10.5 Cooperation Upon Liquidation. Notwithstanding any provision of this Agreement to the contrary: (a) in the event Licensee liquidates, winds up, or ceases to function as a business as evidenced by failure to hold board meetings, file tax returns, or the like, then Licensee and UIRF shall work together in good faith to attempt to dispose of Licensee's research data with the transfer of the Patent Rights as a package in order to maximize the funds received, and funds so received shall be used to pay the liabilities of Licensee (including amounts payable to UIRF) prior to any payment to the shareholders of Licensee; and (b)  in the event UIRF liquidates, winds up, or ceases to function as a business, then Licensee and UIRF shall work together in good faith to ensure that Licensee's license rights under this Agreement continue in effect in accordance with the tmers of this Agreement.

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10.6 Surviving Rights and Obligations. The termination or expiration of this Agreement does not relieve either party of its rights and obligations that have previously accrued. Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination and expiration of this Agreement, including but not limited to payment by Licensee of fees based on Aggregate Consideration and any Trailing Consideration as specified in Section 3.1 above. Upon the earlier of termination or expiration of this Agreement, all rights granted immediately revert to UIRF, Licensee agrees not to practice or have practiced any unexpired Valid Claims of the Patent Rights or the Technical Information, and all Confidential Information of the other party shall be returned or destruction certified, at the disclosing party's election. Licensee and its Sublicensee(s) shall provide a final accounting for and pay, within thirty (30) days of termination or expiration, all amounts that have accrued in accordance with Section 3 hereof up to the date of such expiration or termination. The final accounting shall resemble the type of financial report anticipated by, and contain all applicable information as described in, Section 5.1 above. As of the date of expiration or termination of this Agreement, Licensee shall also provide to UIRF a certificate of Licensed Product(s) and/or Licensed Process(es) inventory on hand at Licensee's facilities. Licensee shall have the right during a period of six (6) months following the effective date of such expiration or termination to sell or otherwise dispose of the Licensed Product(s) and/or Licensed Process(es) inventory existing at the time of such termination, and shall make a final report and payment of all royalties related thereto within sixty (60) days following the end of such period or the date of the final disposition of such inventory, whichever first occurs.

11.	Miscellaneous Provisions

11.1 Governing Law and Venue. This Agreement shall be governed by the laws of the state of Iowa, without regard to any choice-of-law provisions that would require the application of the laws of another jurisdiction, and any and all disputes arising hereunder shall be resolved in the courts of the State of Iowa. Any litigation or arbitration rising out of or relating to this Agreement that is not barred by sovereign immunity shall be conducted by a court or tribunal of competent jurisdiction in the state of Iowa. Licensee agrees to avail itself of such courts. Nothing herein shall be construed as a waiver of sovereign immunity.

11.2 Severability. The provisions of this Agreement are severable, and if any provision of this Agreement is determined to be invalid or unenforceable under any controlling body of law, such invalidity or non-enforceability shall not in any way affect the validity or enforceability of the remaining provisions or enforceability of those terms in any jurisdiction where they are valid and enforceable. The parties desire the terms herein to be valid and enforced to the maximum extent not prohibited by law, regulation or court order in a given jurisdiction and as such, any invalid or unenforceable terms will be reformed by the parties to effectuate the intent of the parties as evidenced on the Effective Date.

11.3 Export Controls. Licensee understands and acknowledges that the transfer of certain items and technical data is subject to United States laws, regulations and sanctions controlling the export of such items and technical data, including the Export Administration Regulations of the US Department of Commerce, the International Traffic in Arms Regulations of the US Department of State, and/or regulations of the US Treasury's Office of Foreign Assets Control. Licensee understands and acknowledges that these laws, regulations and sanctions may prohibit or require a license for the export or deemed export of certain items or technical data to certain countries and/or foreign nationals. As between Licensee and UIRF, Licensee hereby agrees to be solely responsible for any violation by Licensee or its Affiliates or Sublicensees of applicable laws, regulations and sanctions, and Licensee agrees that it will defend and hold the UIRF lndemnitees (as defined in Section 9.1 above) harmless in the event of any legal action of any nature occasioned by such violation. For the avoidance of doubt, UIRF does not represent that an export license is required nor that, if such a license is required, it will be issued.

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11.4 Assignment. Notwithstanding the sublicensing rights stated in Section 2 above, the rights and licenses granted by UIRF under this Agreement are specific and may not be assigned or otherwise transferred to any party without prior written consent of UIRF. However, Licensee is permitted to assign, delegate or otherwise transfer this Agreement to (and only to) the assignee or transferee of its entire business or of that part of its business to which this Agreement relates without requiring the written consent of UIRF. UIRF may assign or transfer this Agreement, the Patent Rights, Technical Information, its obligations and/or benefits hereunder without the consent of Licensee. This Agreement shall be binding on and inure to the sole benefit of the parties and their permitted successors and assigns. Any assignment, delegation or transfer in contravention herewith shall be null and void.

11.5	Use of Names.

a. Licensee shall not use the names, trademarks, or any adaptation of any names or trademarks of UIRF, UI, or any of their respective employees without prior written consent in each separate case, except that the parties may state that Licensee has an exclusive license from UIRF under the Patent Rights and Technical Information.

b. By entering into this Agreement, UIRF does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement.

c. A party may issue a press release or other form of public announcement regarding the existence of this Agreement only after the other party has given its written approval, provided that such approval will not be unreasonably withheld. In all other instances Licensee's use of the name "The University of Iowa" or the name of any UI college, department, or inventor in advertising, publicity or other promotional activities is expressly prohibited.

11.6 Independent Contractors. Nothing contained in this Agreement shall place the parties in a partnership, joint venture or agency relationship and neither party shall have the right or authority to obligate or bind the other party in any manner other than explicitly described herein.

11.7 Registration of Licenses. Licensee agrees to register and give required notice concerning this Agreement, at its expense, in each country where an obligation under law exists to so register or give notice, and otherwise ensure that the local/national laws affecting this Agreement are fully satisfied.

11.8 Force Majeure. No party hereto shall be liable for any failure or delay in performance under this Agreement to the extent said failures or delays are proximately caused by, without limitation, natural disasters, wars, insurrections, riots, and/or any other force majeure beyond the reasonable control of, and without the fault or negligence of, the party whose performance is affected. Except that, as a condition to the claim of non-liability, the party experiencing the difficulty shall give the other party prompt written notice, with full details following the occurrence of the cause relied upon. Dates by which performance obligations are scheduled to be met will be extended for a period of time equal to the time lost due to any delay so caused.

11.9 Entire Agreement. This Agreement, including its Exhibits, constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior communications, agreements or understandings, written or oral. Any amendment to this Agreement must be in writing and signed by both parties. The delay or failure to assert a right or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. A valid waiver must be executed in writing and signed by the party granting the waiver. Each party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be strictly construed for or against the drafter.

11.10. This Agreement may be signed in any number of counterparts, each of which will be deemed an original, and all of which taken together shall constitute one and the same agreement. Each party acknowledges that an original signature or a copy thereof transmitted by facsimile, e-mail or other electronic means of transmission will constitute an original signature for purposes of this Agreement, and will have be in writing and signed by both parties. The delay or failure to assert a right or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. A valid waiver must be executed in writing and signed by the party granting the waiver. Each party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be strictly construed for or against the drafter.

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11.10. This Agreement may be signed in any number of counterparts, each of which will be deemed an original, and all of which taken together shall constitute one and the same agreement. Each party acknowledges that an original signature or a copy thereof transmitted by facsimile, e-mail or other electronic means of transmission will constitute an original signature for purposes of this Agreement, and will have the same force and legal effect as if the original had been received. Each individual signing this Agreement on behalf of a legal entity does hereby represent and warrant to each other person so signing that he or she has been duly authorized to sign this Agreement on behalf of such entity.

 Accepted and Agreed:

University of Iowa Research Foundation	Cardio Diagnostics, L.L.C.

Signature: /s/ Richard Hichwa	Signature: /s/ Michael R. Levin
Name: Richard D. Hichwa, Ph.D.	Name: Michael R. Levin
Title: Senior Associate VP of Research	Title: CFO
Date: 5-3-2017	Date: May 2, 2017

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EXHIBIT A

Invention:

Methylation and GxMethylation Effects in Predicting Cardiovascular Disease, known as UIRF Technology# 2016-116;

Methylation and GxMethylation Effects in Predicting Stroke, Congestive Heart Failure and Diabetes, known as UIRF Technology# 2017-050

Patent Rights:

US Provisional Application No. 62/347,479 "Compositions and Methods for Detecting Predisposition to Coronary Heart Disease";
US Provisional Application No. 62/455,416 "Compositions and Methods for Detecting Predisposition to Coronary Heart Disease";
US Provisional Application No. 62/455,468 "Compositions and Methods for Detecting Predisposition to Coronary Heart Disease"

Field of Use: Exclusive right to make, have made, use, import, offer for sale, and sell Licensed Product(s) and/or Licensed Process(es)(s)

Territory: Worldwide

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EXHIBIT B

[***]

{3 pages redacted}

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

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EXHIBIT C

Liquidation Fee:

one percent (1%) of either the: (i) Aggregate Consideration (and Trailing Consideration, if any) for a Liquidation Event; or (ii) Pre-Money Valuation for an Initial Public Offering.

Earned Royalty:

two percent (2%) of annual Net Sales as defined in Section 1.6

Sublicensing: fifteen percent (15%) of non-royalty fees paid to Licensee

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EXHIBIT D

Annual Development and Marketing Report Form

This form covers the reporting period beginning [DATE] and ending [DATE].

1.	Development and Marketing Activities

a. List in detail all development and marketing activities for each Licensed Product(s) and/or Licensed Process(es)

b.	Provide the name and address of the Sublicensee(s)
i.	Indicate whether or not the Sublicensee(s) is an Affiliate
ii.	Indicate whether or not the Sublicensee(s) is a contractor

2.	Net Sales

a. List in detail all Net Sales made for each Licensed Product(s) and/or Licensed Process(es)

3.	Future Development Plan
a.	Provide a development plan for the next reporting period beginning [DATE] and ending

[DATE]

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EXHIBIT E

Technical Information

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